Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of American Midstream Partners, LP (the “Partnership”) our report dated February 29, 2016, relating to the financial statements of Delta House FPS, LLC, appearing as Exhibit 99.1 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Houston, Texas

March 9, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.